EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 ) and related Prospectus of PetroQuest Energy, Inc. for the registration of $200,000,000 of various debt and equity securities and to the incorporation by reference therein of our reports dated March 2, 2005, with respect to the consolidated financial statements of PetroQuest Energy, Inc., PetroQuest Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PetroQuest Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New Orleans, Louisiana
February 21, 2006